Exhibit 99.1

For more information contact:

SunGard Higher Education	Datatel
Media Contact - Laura Kvinge	Media Contact - Robert Martin
Tel: 801-257-4158	Tel: 703-261-2420
e-mail: laura.kvinge@sungardhe.com	e-mail: rsm@datatel.com

SunGard Data Systems	Hellman & Friedman
Media Contact - George Thomas	Media Contacts - Mary Beth Grover/Kelly Smith
Tel: 484-582-5635	Abernathy MacGregor Group
e-mail: george.thomas@sungard.com	Tel: 212-371-5999
e-mail: mbg@abmac.com; kas@abmac.com

SunGard Data Systems
Financial Contact - Henry Miller
Tel: 484-582-5445
e-mail: henry.miller@sungard.com

Datatel and SunGard Higher Education Combination Clears Regulatory Review

Companies Prepare to Close Transaction in the First Quarter of 2012

SAN FRANCISCO, FAIRFAX, Va., WAYNE, Pa. and MALVERN, Pa. – December 7, 2011 – Hellman & Friedman, Datatel, SunGard Data Systems and SunGard Higher Education today announced that the proposed combination of Datatel and SunGard Higher Education has cleared Department of Justice review and the companies are preparing to close the transaction in the first quarter of 2012. As a result of this combination, over 3,000 employees will be dedicated exclusively to delivering solutions to education institutions in 40 countries.

“We have heard from many customers that they are eager to take advantage of the benefits that will be provided by this combination,” said John Speer, Datatel President and CEO. “We expect to soon be in a position to deliver on this promise.”

As noted when the proposed combination was announced on August 5, 2011, customers of the combined companies will benefit from:

•	Continued investments in current solutions: The combined companies plan to support the solutions of both companies going forward and to continue to invest significantly to enhance those solutions.

•	A broader portfolio of solutions: Customers will enjoy powerful new capabilities from the combined portfolio of products and services offered by Datatel and SunGard Higher Education.

•	Accelerated innovation: The combined companies will pool resources and talent to accelerate research and development with targeted investments focused on major challenges in the education community.

•

An expanded knowledge-sharing community: Institutions will experience increased collaboration, creativity and knowledge-sharing across an expanded global customer community of over 2,300 colleges, universities, foundations and state systems.

“This combination will help us achieve our goal of better serving customers and education communities globally,” said Ron Lang, SunGard Higher Education CEO. “Our largely complementary products and services portfolios blend well, and our deep, shared commitment to our customers will continue to fuel the long-term relationships and innovative spirit we value so highly.”

As described in the initial announcement of the proposed combination, affiliates of private equity firm Hellman & Friedman LLC will acquire the SunGard Higher Education businesses from SunGard Data Systems Inc. and combine the acquired businesses under a new holding company with Datatel, an existing Hellman & Friedman portfolio company. Closing of the proposed transactions continues to be subject to the satisfaction of customary closing conditions.

About Datatel, Inc.

Datatel is a provider of innovative technology products, services, and insight to higher education. Colleges, universities, and technical schools across North America partner with Datatel to build Strategic Academic Enterprises dedicated to achieving student success. The company has focused on higher education software and services since 1979. For more information, visit www.datatel.com.

About SunGard Higher Education

SunGard Higher Education serves colleges, universities and foundations in 40 countries worldwide. Through its Open Digital Campus strategy, SunGard collaborates with the higher education community and provides software and services to help institutions find better ways to teach, learn, manage and connect. To learn more, please visit www.sungardhe.com.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $25 billion of committed capital. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including internet & digital media, software, business & marketing services, financial services, insurance, media, healthcare and energy & industrials. Representative investments in the software sector include Activant Solutions, Inc., Datatel Inc., Intergraph Corporation, Iris Software Group Limited, Kronos Incorporated, OpenLink Financial LLC, SSP Holdings plc and Vertafore Corporation. For more information on Hellman & Friedman, visit www.hf.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 20,000 employees and serves over 25,000 customers in more than 70 countries. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue about $5 billion, SunGard is ranked 434 on the Fortune 500 and is the largest privately held business software and IT services company. Look for us wherever the mission is critical. For more information, please visit www.sungard.com.

Trademark information: SunGard, and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. Datatel and the Datatel logo are registered trademarks of Datatel, Inc. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors. The factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors except as otherwise required by applicable law.